EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
Andrew K. Borgstrom

I.                                         Definitions.  I intend all words used in this Separation Agreement and Release of Claims (“Agreement”) to have their plain meanings in ordinary English.  Specific terms that I use in this Agreement have the following meanings:

A.                                   I, me, and my include both me (Andrew K. Borgstrom) and anyone who has or obtains any legal rights or claims through me.

B.                                     Analysts International means Analysts International Corporation and any related or affiliated business entities in the present or past, including without limitation, its or their predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, and divisions.

C.                                     Company means Analysts International; the present and past Board of Directors, shareholders, officers and employees of Analysts International; Analysts International’s insurers; and anyone who acted on behalf of Analysts International or on instructions from Analysts International.

D.                                    Employment Agreement means the Employment Agreement with the Company which I signed on December 17, 2009 (together with Exhibit A thereto, “Incentive Stock Option Agreement”).

E.                                      My Claims means any and all claims, actions, rights, causes of action and demands, known or unknown, arising at law, in equity, or otherwise, from the beginning of time and continuing through and up to the date on which I sign this Agreement, which I have or may have against the Company, including without limitation:

1.                                       all claims arising out of or relating to my employment with Analysts International or the termination of that employment, including but not limited to any claims based on, relating to or arising out of My Employment Agreement (as such term is hereinafter defined);

2.                                       all claims arising out of or relating to the statements, actions or omissions of the Company;

3.                                       all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.; the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; the Genetic Information Nondiscrimination Act of 2008, Pub. L. No. 110-233, 122 Stat. 881 (codified as amended in scattered sections of 29 U.S.C. and 42 U.S.C.); the Employee Retirement Income Security Act (except for any vested claim for benefits under a qualified retirement plan that may be brought pursuant to 502(a)(1)(B) of ERISA), 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Equal Pay Act (codified in scattered sections of 29 U.S.C.); the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq.; the Illinois Human Rights Act, 775 ILCS 5/101, et. seq.; the Illinois Wage Payment and Collection Act (820 ILCS 115/1-16), any applicable local human rights ordinance; and any claim arising under Minn. Stat. Chapters 177 and 181;

4.                                       all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.                                       all claims for compensation or reimbursement of any kind, including without limitation, salary, wages, bonuses, commissions, stock-based compensation, vacation pay, paid time off, fringe benefits, relocation and moving costs, and expense reimbursements;

6.                                       all claims for reimbursement of the apartment and vehicle lease costs referenced in Section 4 of my Employment Agreement, except to the extent expressly addressed in this Agreement;

7.                                       all claims for reinstatement or other equitable relief; back pay, front pay, compensatory damages, damages for alleged personal injury, liquidated damages and punitive damages; and

8.                                       all claims for attorneys’ fees, costs and interest.

However, My Claims does not include: (1) any claims that the law does not allow to be waived; (2) any claims that may arise after the date on which I sign this Agreement; (3) any claims for indemnification of me by the Company to which I have a right under Section 17.1 of my Employment Agreement, the Company’s By-laws or Articles of Incorporation, and/or Minnesota law; or (4) any claims to be insured by any insurance policy that has been or is now held by the Company which covers my actual or alleged actions or omissions while employed by the Company.

II.                                     Termination of Employment, Resignation from the Board of Directors and Agreement to Release My Claims.

A.                                   I have resigned from my employment as President and chief Executive Officer with (and my positions as an officer and director of) Analysts International effective as of the close of business on September 28, 2010.  My signature on this Agreement constitutes my irrevocable resignation from the Board of Directors of the Company.

B.                                     Provided I perform all of my obligations under this Agreement and do not revoke this Agreement within the fifteen (15) day revocation period as set forth below, I will receive severance (“Severance Compensation”) from Analysts International as follows:

i.                                          Analysts International will provide a single, lump sum payment equal to ninety (90) days pay, at my current rate of pay and subject to normal withholdings, in the form of a check to be mailed to me on the first business day on or after the sixteenth (16th) day after I sign this Agreement;

ii.                                       Analysts International will reimburse my medical insurance premium payments made under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of three (3) months starting as of October, 2010, the first month after my coverage as an employee ends, provided that Analysts International receives sufficient evidence of proof of such payments during the COBRA period and I remain eligible for such coverage; and

iii.                                    Analysts International will enter into the Transitional Services Agreement of even date herewith.

I understand that I may continue my COBRA coverage at my own expense for any remaining period of COBRA eligibility after Analysts International stops its monthly premium payments.  I understand that the date of my employment termination, September 28, 2010, is my qualifying event for COBRA purposes.  I understand that I will have 90 days following September 28, 2010, to exercise any of my vested stock options of Analysts International, including through cashless exercise to the full extent permitted under the applicable Analysts International plan documents.  I understand that pursuant to the terms of the applicable Analysts International plan documents, all of my unvested stock options are forfeited.

C.                                     My Severance Compensation is contingent upon me signing and not revoking this Agreement as provided below.  I understand and acknowledge that the Severance Compensation is in addition to anything of value that I would be entitled to receive from Analysts International if I did not sign this Agreement or if I revoked this Agreement.

D.                                    In exchange for the Severance Compensation, I give up, settle and release all of My Claims and I agree to abide by this Agreement in all respects.  I understand and agree that through this release I am extinguishing all of My Claims occurring up to the date on which I sign this Agreement.  The Severance Compensation that I am receiving is a fair compromise for my undertakings in this Agreement.

E.                                      Notwithstanding the foregoing, I understand that nothing contained in this Agreement purports to limit any right I may have to file a charge with the Equal Employment Opportunity Commission or other administrative agency or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.  This Agreement does, however, waive and release any right to recover monetary damages resulting from such investigation or litigation.

III.                                 Company’s Release of Claims.  In exchange for my execution of this Agreement, including the release of My Claims, the Company gives up, settles and releases any and all claims, actions, rights, causes of action and demands, known or unknown, arising at law, in equity, or otherwise, from the beginning of time and continuing through and up to the date on which I sign this Agreement, which the Company has or may have against me, including without limitation: (a) all claims arising out of or relating to my employment with Analysts International or the termination of that employment, including but not limited to any claims based on, relating to or arising out of my Employment Agreement; (b) all claims arising out of or relating to my statements, actions or omissions; (c) all claims for breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, or violation of any other principle of common law; (d) all claims for compensation or reimbursement of any kind; (e) all claims for equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, or punitive damages; and (f) all claims for attorneys’ fees, costs or interest; provided, however, that the Company is not releasing any claims based on any willful misconduct or gross negligence by me while employed by the Company, any claims that the law does not allow to be waived, or any claims that may arise after the date on which the Company signs this Agreement.

IV.                                No Admission of Liability.  Even though Analysts International will provide Severance Compensation for me to settle and release My Claims and to otherwise abide by this Agreement, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims or to pay any severance to me, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly or acted wrongfully.

V.                                    Acknowledgement of Risk of Change in Facts or Law.  I acknowledge that the facts and the law material to this Agreement may turn out to be different from or contrary to my present belief, and I assume the risk that such differences may arise.  I acknowledge and represent that I have not relied on any representations of the Company or the Company’s counsel in entering into this Agreement.  Once the fifteen (15) day revocation period below has expired, I intend that the release granted herein shall be final, complete, irrevocable and binding in all events and circumstances whatsoever.

VI.                                Advice to Consult with an Attorney.  My decision whether to sign this Agreement is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

VII.                            Period to Consider this Agreement.  I understand that I have through October 19, 2010 (which, I acknowledge, is no less than twenty-one (21) calendar days from the date I first received this Agreement) to consider whether I wish to sign this Agreement.  I understand that if I sign this Agreement prior to October 19, 2010, or choose to forego the advice of legal counsel, I do so freely and knowingly, and I waive any and all further claims that such action or actions would affect the validity of this Agreement.  I understand that any changes to this Agreement, whether material or not material, do not restart the period during which I can consider whether to sign this Agreement.

If I elect not to execute and return this Agreement on or before October 19, 2010, I further understand that the offer contained herein shall terminate and Analysts International shall be under no obligation to provide the Severance Compensation and the benefits provided herein.

VIII.                        My Right to Revoke this Agreement.  I understand that I have the right to revoke the release of claims contained in Paragraph II with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of my signing this Agreement, and with regard to my rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of my signing this Agreement.  The two revocation periods shall run concurrently.  This Agreement will not become effective or enforceable unless and until the fifteen (15) day revocation period has expired without my revoking it.  I understand that if I revoke this Agreement, all of Analysts International’s obligations to me under this Agreement will immediately cease and terminate, and Analysts International will owe me no amounts hereunder.  If I do not revoke this Agreement within said fifteen (15) day period, I understand that Analysts International will pay the Severance Compensation to me when that fifteen (15) day period expires.

IX.                                Procedure for Accepting or Revoking this Agreement.  To accept the terms of this Agreement, I must deliver the Agreement, after I have signed and dated it, to Analysts International by hand or by certified mail, return receipt requested on or before October 19, 2010.  To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance by hand or by certified mail, return receipt requested, within the fifteen (15) day revocation period.  All certified mailings and hand deliveries must be made to Analysts International at the following address:

Jill Dose
Analysts International Corporation
3601 West 76th Street
Edina, MN 55435

If I choose to deliver my acceptance or the revocation of my acceptance by mail, it must be:

1.                                       postmarked within the period stated above; and

2.                                       properly addressed to Jill Dose, Analysts International, at the address stated above.

X.                                    Confidentiality.  I acknowledge and agree to abide by Sections 9 and 10 of my Employment Agreement, which governs my use and disclosure of “Confidential Information” (as such term is defined in Section 9.2 of my Employment Agreement).  Without limiting the foregoing, I agree that I will keep confidential, and will not use for my benefit or for the benefit of any other company or person, confidential Analysts International business information (including, but not limited to, the identity of Analysts International customers and prospective customers and their requirements for IT consulting and other services provided by Analysts International), salary information as to other employees of the Company, contract rates and contract expiration dates, details of Analysts International projects, business, marketing and strategic plans, and Company or office financial information.  I recognize that the Company has furnished any information of this type to me in confidence on the understanding that I would not disclose or use it for the advantage of myself or anyone other than Analysts International.

XI.                                Non-Solicitation and Non-Interference.  I acknowledge and agree to abide by Section 11 of my Employment Agreement, which contains Restrictions against Solicitation and Non-Interference, for which I acknowledge sufficient prior consideration was given.

XII.                            Restrictions Against Competition.  I acknowledge and agree to abide by Section 12 of my Employment Agreement, which contains Restrictions Against Competition, for which I acknowledge sufficient prior consideration was given.

XIII.                        Non-Disparagement.  I acknowledge and agree to abide by Section 16 of my Employment Agreement, which contains mutual restrictions against disparagement.  Without limiting the foregoing, both I and the Company agree not to make negative or disparaging remarks or comments about each other, including, in the case of the Company, about its officers, directors, management, employees, products or services.

XIV.                       Return of Property.  I agree that I will not retain any copies of Company property or documents.  I agree that this obligation is ongoing and that if I subsequently discover any additional Company property that I will promptly return it to Analysts International.  I represent that I have delivered and returned to the Company (or will do so not later than the close of business on October 19, 2010) (a) all materials of any kind in my possession (or under my control) incorporating Confidential Information (as such term is defined in any applicable agreement between me and the Company) or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by me), and (b) all Company property in my possession (or under my control), including (but not limited to) computers, computer software applications, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include “Confidential Information” (as such term is defined in Section 9.2 of my Employment Agreement), trade secrets, and all copies, summaries or notes of any of the foregoing.

XV.                           No Other Promises or Representations.  I agree that no promise or representation, other than the promises and representations expressly contained in this Agreement, has been made to me by the Company.

XVI.                       Interpretation of this Agreement.  This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company and to otherwise fulfill my obligations under this Agreement.  If any provision of this Agreement is found to be illegal and/or unenforceable, such provision shall be severed and modified to the extent necessary to make it enforceable; and as so severed or modified, the remainder of this Agreement shall remain in full force and effect and enforceable with respect to the release of all the remainder of My Claims.

XVII.                   Voluntary Release.  I have read this Agreement carefully.  I understand all of its terms.  In signing this Agreement, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Agreement.  I am voluntarily releasing My Claims against the Company without coercion, duress or reliance on any representations by the Company including, but not limited to, any Analysts International employee, agent or attorney and I am voluntarily undertaking my other obligations under this Agreement without coercion, duress or reliance on any representations by any Analysts International employee, agent or attorney.  I intend this Agreement to be legally binding.

XVIII.               Securities Law Compliance.  I acknowledge receipt of a memorandum from the Company pertaining to my obligations under the Securities Exchange Act of 1934, and further acknowledge that such obligations are personal and continuing.

XIX.                       Apartment; Vehicle; Relocation Assistance.  Provided that I perform all of my obligations under this Agreement and do not revoke this Agreement within the fifteen (15) day revocation period as set forth below, the Company (a) will reimburse me, through March 31, 2011, for (i) the cost of the apartment I rented in Edina, Minnesota, up to (and not to exceed) $1,600.00 per month, and (ii) car expenses up to (and not to exceed) $440 per month, and (b) will also purchase two (2) airfare tickets for roundtrip coach (economy class) travel between Chicago and Minneapolis.  I must coordinate the purchase of these tickets with Jill Dose of AIC, who will make the necessary reservations and purchase the tickets for me.

XX.                           Governing Law; Jurisdiction and Venue.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Minnesota and any dispute related thereto shall be exclusively venued in the state or federal courts of Minnesota located in Hennepin County, Minnesota.  In the event litigation results involving this Agreement, the unsuccessful party agrees to pay the prevailing party’s reasonable attorneys’ fees and costs.

XXI.                       Other Agreements.  I understand that this Severance Agreement and Release of Claims, the employee benefit plans of Analysts International in which I will continue as a participant following my termination from employment, and the Consulting Agreement of even date herewith, contain all of the agreements between the Company and me.  Except as expressly provided herein, these agreements expressly supersede all other written and oral agreements the Company and I may have, including, but not limited to, my Employment Agreement (together with Exhibit A thereto, “Incentive Stock Option Agreement”).  The Company and I fully understand and acknowledge that this Agreement supersedes and replaces my Employment Agreement and that, from and after the effective date of this Agreement, except as expressly provided herein and except for Section 18 of my Employment Agreement (“Survival”), neither the Company nor I will have any rights or obligations under my Employment Agreement or any exhibit thereto, whether to severance, change of control payments, stock options, or otherwise.  Any additions or changes to this Agreement must be in writing and signed by both parties.

XXII.                   Survival.  I understand that the provisions of this Agreement that, by their nature and content, must survive the completion, revocation, termination or expiration of this Agreement in order to achieve the fundamental purposes of this Agreement (including but not limited to the provisions of paragraphs II, III, IV, IX, X, XI, XII, XIII, XVII and XIX of this Agreement) will survive the termination of my employment and the termination, for any reason, of this Agreement.

XXIII.               Release as Evidence.  I understand and agree that in the event that any claim, suit or action shall be commenced by me against the Company that falls within the definition of “My Claims,” this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.  Likewise, the Company understands and agrees that that in the event that any claim, suit or action shall be commenced by the Company against me that the Company has released in Section III above, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

XXIII.               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.  Both parties agree that signature pages may be detached from separate counterparts and attached to a separate counterpart so that all signature pages are physically attached to the same document.  Transmission by facsimile or in PDF format of an executed counterpart to this Agreement will be deemed due and sufficient delivery of such counterpart, and a photocopy of an executed counterpart sent by facsimile transmission or electronically in PDF format may be treated by the parties as a duplicate original.

[THIS SPACE INTENTIONALLY LEFT BLANK]

By signing below, I, Andrew K. Borgstrom, acknowledge and agree to the terms and conditions of this Separation Agreement and Release of Claims including, without limitation, the following:

•                                          I have had adequate time to consider whether to sign this Separation Agreement and Release of Claims.

•                                          I have read this Separation Agreement and Release of Claims carefully.

•                                          I understand and agree to all of the terms of the Separation Agreement and Release of Claims.

•                                          I am knowingly and voluntarily releasing My Claims against the Company (as defined herein) to the extent expressly set forth in this Separation Agreement and Release of Claims.

•                                          I have not, in signing this Separation Agreement and Release of Claims, relied upon any statements or explanations made by the Company or any representative of the Company except as for those specifically set forth in this Separation Agreement and Release of Claims.

•                                          I intend this Separation Agreement and Release of Claims to be legally binding.

•                                          I am signing this Separation Agreement and Release of Claims on or after my last day of employment with Analysts International Corporation

Andrew K. Borgstrom		Analysts International Corporation

		By:	/s/ Douglas C. Neve

/s/ Andrew K. Borgstrom		Title:	Chairman

Date signed:	9/29/10	Date signed:	9/29/10